EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               PUREZZA GROUP, INC.

TO THE SECRETARY OF STATE, STATE OF FLORIDA:

         The undersigned, the Chief Executive Officer and President, and the Secretary, of Purezza Group, Inc. (the "Corporation"), hereby certify:

         The Board of Directors of the Corporation, passed a resolution recommending the approval and adoption of following amendments to the Corporation's Articles of Incorporation, which was also approved by a majority of the shareholders of the Corporation entitled to vote on August 2, 2005. The number of shares held by the shareholders was sufficient for approval, as follows:

         That the Corporation's Articles of Incorporation of the Corporation shall be and hereby are amended to read in their entirety as follows:

                                    ARTICLE I

                  The name of this Corporation shall be: "Puda Coal, Inc."

                                   ARTICLE II

         This Corporation is formed for the purpose of engaging in any lawful activity or business permitted under the laws of the United States of America, the State of Florida, or any other state or country, more specifically to engage in the business of the crushing, washing and processing coal and other coal related operations.

                                   ARTICLE III

         The Corporation shall be authorized to issue one hundred and fifty million (150,000,000) shares of common stock with a par value of one mill ($0.001) per share and five million (5,000,000) shares of preferred stock at a par value of one cent ($0.01) per share. Part or all of the shares of preferred stock may be issued from time to time by the Board of Directors, without further action required by the stockholders; and such preferred stock may be convertible into shares of common stock, have cumulative dividends, be redeemable by the Corporation or contain such other terms and conditions as may be determined by the Board of Directors.

                                  ARTICLE VIII

         The Board of Directors may serve from time to time and may, by resolution, fix the number constituting the Board of Directors and may also name persons to fill vacancies on the Board of Directors created by an increase in the number of directors which may occur between annual meetings. The number of directors of this Corporation shall be not less than one (1).

                                   ARTICLE XI

         Article XI of the Articles of Incorporation regarding Section 1244 of the Internal Revenue Code of 1986 is hereby deleted in its entirety.
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                                   ARTICLE XIV

         Members of the Board of Directors may participate in special meetings or regular meetings of the Board of Directors by means of a conference telephone, or by a written consent signed by all of the members of the Board of Directors, as provided by law.

         On August 2, 2005, the shareholders of the Corporation, holding a majority of the issued and outstanding common stock and preferred stock of the Corporation, executed a written consent pursuant to Section 607.0704 of the Florida Business Corporation Act and approved the above text of these amendments in their entirety to the referenced articles of the Articles of Incorporation of the Corporation.

         THE UNDERSIGNED, being the Chief Executive Officer and President, and Secretary, of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation, do make these amendments, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set their hands this 2nd day of August, 2005.

                           /s/ Zhao Ming
                           -------------------------------------------------
                           Zhao Ming, Chief Executive Officer and President

ATTEST:

/s/ Jin Xia
----------------------
Jin Xia, Secretary